Exhibit 107.1

Calculation of Filing Fee Table

424(b)(5)(1)

(Form Type)

Duke Energy Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Debt	3.75% Senior Notes due 2031	457(r)	€750,000,000	99.287%	€744,652,500	0.00014760	$119,154.20
	Total Offering Amount					€744,652,500
	Net Fee Due							$119,154.20

(1)	This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-267583. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon an exchange rate of €1 to $1.0841 on April 5, 2024, as published by the U.S. Federal Reserve Board.